UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Schedule 14(a) of the

Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

BB&T Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

BB&T Corporation

200 West Second St.

Winston-Salem, NC 27101

April 3, 2017

Dear Fellow Shareholder:

We have previously shared proxy materials with you for the Annual Meeting of Shareholders of BB&T Corporation scheduled to be held on April 25, 2017. According to our latest records, your proxy vote for this meeting has not yet been received.

At this meeting, you are being asked to vote on the election of directors (Proposal 1), the ratification of auditors (Proposal 2), an advisory vote to approve BB&T’s executive compensation program (Proposal 3), an advisory vote on the frequency of say on pay (Proposal 4), approval of amendments to the BB&T 2012 Incentive Plan (Proposal 5) and a shareholder proposal regarding the elimination of supermajority voting provisions (Proposal 6). Your Board of Directors unanimously recommends that shareholders vote FOR each director in Proposal 1, FOR Proposals 2, 3, and 5, “EVERY YEAR” for Proposal 4 and a vote AGAINST Proposal 6.

Your vote is important, no matter how many or how few shares you may own. Please vote today by telephone, online, or by signing, dating and returning the enclosed proxy card in the envelope provided.

Sincerely,

Kelly S. King

Chairman and Chief Executive Officer

REMEMBER:

You can vote your shares by telephone, or via the Internet.

Please follow the easy instructions on the enclosed proxy card.

If you have any questions, or need assistance in voting your shares, please call our proxy solicitor,

TOLL-FREE 1-888-613-3524